Transocean Inc. Post Office Box 2765 Houston TX 77252 2765

Analyst Contact:	Jeffrey L. Chastain 713-232-7551	News Release FOR RELEASE: August 3, 2006
Media Contact:	Guy A. Cantwell 713-232-7647

TRANSOCEAN INC. REPORTS
SECOND QUARTER 2006 RESULTS,
ANNOUNCES REPURCHASE OF $800 MILLION OF SHARES

HOUSTON—Transocean Inc. (NYSE: RIG) today reported net income for the three months ended June 30, 2006 of $249.5 million, or $0.75 per diluted share, on revenues of $853.3 million. The results compare to net income of $301.8 million, or $0.90 per diluted share, on revenues of $727.4 million for the corresponding three months in 2005. Net income for the three months ended June 30, 2006 included after-tax gains totaling $110.7 million, or $0.33 per diluted share, resulting from the sale of the semisubmersible rig Transocean Explorer, idle since January 1999, and the drilling barge Searex XII. Net income for the corresponding three months in 2005 included after-tax gains of $165.0 million, or $0.49 per diluted share, resulting from the sale of TODCO common stock and $9.1 million, or $0.03 per diluted share, resulting from the sale of two rigs.

For the six months ended June 30, 2006, net income totaled $455.2 million, or $1.36 per diluted share, on revenues of $1,670.6 million, compared to net income of $393.6 million, or $1.18 per diluted share, on revenues of $1,357.9 million for the six months ended June 30, 2005. Net income for the six months ended June 30, 2006 included after-tax gains totaling $153.6 million, or $0.46 per diluted share, resulting from the sale of the Transocean Explorer, Searex XII, the drillship Peregrine III and a platform rig. Net income for the corresponding six months in 2005 included the previously mentioned gain from the sale of TODCO common stock, after-tax gains of $27.9 million, or $0.08 per share, resulting from the sale of three rigs and a loss of $6.7 million, or $0.02 per diluted share, resulting from the early retirement of debt.

During the three months ended June 30, 2006, the company repurchased and retired $400 million of its ordinary shares, or 5.2 million shares at an average price of $76.23 per share, pursuant to the share repurchase program that was initially authorized by the company’s Board of Directors in October 2005 at $2.0 billion and increased in May 2006 to $4.0 billion. During July 2006, the company repurchased and retired an additional $400 million of its ordinary shares, or 5.2 million shares at an average price of $77.00 per share. At July 31, 2006, the company had repurchased and retired a total of $1.4 billion of its ordinary shares, or 19.0 million shares at an average price of $73.54 per share, and still had authority to repurchase up to an additional $2.6 billion of its ordinary shares under the terms of the share repurchase program.

Robert L. Long, President and Chief Executive Officer of Transocean Inc., stated, “Financial results for the second quarter and first six months of 2006 were at levels consistent with our previous guidance. The growth in revenues reflects the excellent contract signings seen over the past 18 months, partially offset by increased fleet out-of-service time and higher operating and maintenance expenses, including the costs associated with three rig reactivations. The second half of 2006 is expected to see additional improvement in financial results as revenues continue to grow. Operating revenues for each of the third and fourth quarters of 2006 are expected to be at record levels with the fourth quarter exceeding $1.0 billion for the first time in the company’s history, while quarterly operating and maintenance expenses for each of the third and fourth quarters of 2006 are expected to approximate the level of expenses reported for the second quarter of 2006. With strong demand for our fleet of mobile offshore drilling rigs in both the domestic and international market sectors, the company’s contract backlog has grown to approximately $19.4 billion at July 31, 2006, up from approximately $10.9 billion at December 31, 2005.”

Operations Quarterly Review

Revenues for the three months ended June 30, 2006 increased 4% to $853.3 million, compared to revenues of $817.3 million during the three months ended March 31, 2006. The revenue improvement was primarily attributable to higher dayrates experienced throughout the fleet. The semisubmersible rig Transocean Marianas completed its first full quarter of operation since sustaining damage in September 2005 during Hurricane Rita and the semisubmersible rig Jim Cunningham and jackup rig Trident IV experienced improved utilization in the second quarter of 2006 following mobilizations to new regions during the first quarter of 2006. The improvement in revenues was partially offset by planned out-of-service time on 13 rigs, and in the case of the drillship Deepwater Frontier, mobilization of the rig from Brazil to India ahead of the commencement of a multi-year contract. The out-of-service time contributed to a slight decline in fleet utilization during the three months ended June 30, 2006 to 81% from 82% during the first quarter of 2006. Over the same comparative period, the average fleet dayrate improved 8% to an average of $129,000 from an average of $119,600, due chiefly to 12% and 7% improvements in average dayrates among the company’s High-Specification and Other Floaters fleets, respectively.

Operating income before general and administrative expenses totaled $312.6 million, and field operating income (defined as revenues less operating and maintenance expenses) was $304.0 million for the three months ended June 30, 2006. The results compare to operating income before general and administrative expenses and field operating income of $304.8 million and $342.3 million, respectively, during the three months ended March 31, 2006. The decline in field operating income was primarily attributable to an increase in operating and maintenance expenses during the second quarter of 2006, which totaled $549.3 million compared to $475.0 million in the first quarter of 2006. Approximately $20 million of the increase in operating and maintenance expenses, compared to the first quarter of 2006, related to the continuation of reactivation programs on the semisubmersible rigs Transocean Prospect, Transocean Winner and C.K. Rhein, Jr. Another $45 million was associated with shipyard programs on 13 rigs, as well as an increase in major maintenance projects on a number of active rigs. A weak U.S. dollar and increases in the cost for rig supplies, personnel and insurance contributed further to this increase in operating and maintenance expenses in the second quarter of 2006.

Liquidity

Cash flow from operations totaled $443.8 million for the six months ended June 30, 2006. Total debt at June 30, 2006 was $1,596.0 million, effectively level with total debt reported at March 31, 2006. Although the company had not drawn against its $1.0 billion revolving credit facility at June 30, 2006, approximately $360 million was drawn against the facility at July 31, 2006, with the primary use of the proceeds to fund rig construction programs and the repurchase of company ordinary shares.

Conference Call Information

Transocean will conduct a teleconference call at 10:00 a.m. Eastern DST on August 3, 2006. To participate, dial 913-981-5592 and refer to confirmation code 5208498 approximately five to 10 minutes prior to the scheduled start time of the call.

In addition, the conference call will be simultaneously broadcast over the Internet in a listen-only mode and can be accessed by logging onto the company’s website at www.deepwater.com and selecting “Investor Relations.” It may also be accessed via the Internet at www.CompanyBoardroom.com by typing in the company’s New York Stock Exchange trading symbol, “RIG.”

A telephonic replay of the conference call should be available after 1:00 p.m. Eastern DST on August 3, 2006 and can be accessed by dialing 719-457-0820 and referring to the passcode 5208498. Also, a replay will be available through the Internet and can be accessed by visiting either of the above-referenced Worldwide Web addresses.

Analyst Meeting

In addition, the senior management of Transocean will discuss the company’s strategic focus and regional business outlook during an analyst meeting in New York City on August 7, 2006. The meeting will be held in the Trianon Ballroom of the Hilton New York beginning at 9:00 a.m. Eastern DST. Those wishing to attend the meeting should notify Leslie Milner at 713-232-7694 or lmilner@houston.deepwater.com.

Forward-Looking Disclaimer

Statements regarding financial results, operating revenues, operating and maintenance expenses, as well as any other statements that are not historical facts in this release, are forward-looking statements that involve certain risks, uncertainties and assumptions. These include but are not limited to operating hazards and delays, risks associated with international operations, future financial results, actions by customers and other third parties, factors affecting the supply of drilling rigs, including newbuilds, reactivations and the reallocation of current rigs, factors affecting the duration of contracts including well-in-progress provisions, the actual amount of downtime, factors resulting in reduced applicable dayrates, hurricanes and other weather conditions, the future price of oil and gas and other factors detailed in the company's most recent Form 10-K and other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

Transocean Inc. is the world's largest offshore drilling contractor with a fleet of 87 mobile offshore drilling units. The company's mobile offshore drilling fleet, consisting of a large number of high-specification deepwater and harsh environment drilling units, is considered one of the most modern and versatile in the world due to its emphasis on technically demanding segments of the offshore drilling business. The company’s fleet consists of 33 High-Specification Floaters (semisubmersibles and drillships), 20 Other Floaters, 25 Jackups and other assets utilized in the support of offshore drilling activities worldwide. With a current equity market capitalization in excess of $24 billion, Transocean Inc.’s ordinary shares are traded on the New York Stock Exchange under the symbol "RIG."

1 For a reconciliation of segment operating income before general and administrative expense to field operating income, see the accompanying schedule titled Non-GAAP Financial Measures and Reconciliations - Operating Income Before General and Administrative Expense to Field Operating Income by Segment.
2 References to effective tax rate are based on the Effective Tax Rate as shown in the accompanying schedule titled Effective Tax Rate Analysis.

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TRANSOCEAN INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Operating Revenues
Contract drilling revenues	$828.1	$682.1	$1,607.0	$1,282.7
Other revenues	25.2	45.3	63.6	75.2
	853.3	727.4	1,670.6	1,357.9
Costs and Expenses
Operating and maintenance	549.3	437.0	1,024.3	825.3
Depreciation	102.0	101.2	203.6	201.9
General and administrative	24.6	18.0	44.8	36.1
	675.9	556.2	1,272.7	1,063.3
Gain from disposal of assets, net	110.6	13.6	174.7	33.5
Operating Income	288.0	184.8	572.6	328.1

Other Income (Expense), net
Equity in earnings of unconsolidated affiliates	3.4	3.4	2.9	6.5
Interest income	5.3	4.8	10.5	8.8
Interest expense, net of amounts capitalized	(20.4)	(29.8)	(44.3)	(62.9)
Gain from TODCO stock sales	-	165.0	-	165.0
Loss on retirement of debt	-	-	-	(6.7)
Other, net	(0.9)	(3.0)	(0.2)	(4.1)
	(12.6)	140.4	(31.1)	106.6

Income Before Income Taxes and Minority Interest	275.4	325.2	541.5	434.7
Income Tax Expense	25.9	23.6	86.3	41.1
Minority Interest	-	(0.2)	-	-

Net Income	$249.5	$301.8	$455.2	$393.6

Earnings Per Share
Basic	$0.77	$0.93	$1.40	$1.21
Diluted	$0.75	$0.90	$1.36	$1.18

Weighted Average Shares Outstanding
Basic	323.6	326.1	324.5	324.8
Diluted	335.8	338.0	337.0	336.9

TRANSOCEAN INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions, except share data)

	June 30,	December 31,
	2006	2005
	(Unaudited)
ASSETS

Cash and Cash Equivalents	$282.2	$445.4
Accounts Receivable, net of allowance for doubtful accounts of $19.1 and $15.3 at June 30, 2006 and December 31, 2005, respectively	703.6	599.7
Materials and Supplies, net of allowance for obsolescence of $16.1 and $19.1 at June 30, 2006 and December 31, 2005, respectively	164.2	156.2
Deferred Income Taxes, net	24.7	23.4
Other Current Assets	74.6	54.4
Total Current Assets	1,249.3	1,279.1

Property and Equipment	10,018.5	9,791.0
Less Accumulated Depreciation	3,199.6	3,042.8
Property and Equipment, net	6,818.9	6,748.2

Goodwill	2,208.9	2,208.9
Investments in and Advances to Unconsolidated Affiliates	11.0	8.1
Other Assets	266.9	212.9
Total Assets	$10,555.0	$10,457.2

LIABILITIES AND SHAREHOLDERS’ EQUITY

Accounts Payable	$337.4	$254.0
Accrued Income Taxes	18.9	27.5
Debt Due Within One Year	95.4	400.0
Other Current Liabilities	259.7	242.1
Total Current Liabilities	711.4	923.6

Long-Term Debt	1,500.6	1,197.1
Deferred Income Taxes, net	112.1	65.0
Other Long-Term Liabilities	323.5	286.2
Total Long-Term Liabilities	1,936.2	1,548.3

Commitments and Contingencies

Minority Interest	3.8	3.6

Preference Shares, $0.10 par value; 50,000,000 shares authorized, none issued and outstanding	−	−
Ordinary Shares, $0.01 par value; 800,000,000 shares authorized, 319,904,208 and 324,750,166 shares issued and outstanding at June 30, 2006 and December 31, 2005, respectively	3.2	3.2
Additional Paid-in Capital	10,032.1	10,565.3
Accumulated Other Comprehensive Loss	(20.5)	(20.4)
Retained Deficit	(2,111.2)	(2,566.4)
Total Shareholders’ Equity	7,903.6	7,981.7
Total Liabilities and Shareholders’ Equity	$10,555.0	$10,457.2

TRANSOCEAN INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(In millions, except share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005

Cash Flows from Operating Activities
Net income	$249.5	$301.8	$455.2	$393.6
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	102.0	101.2	203.6	201.9
Stock-based compensation expense	5.2	3.1	8.0	6.2
Deferred income taxes	(8.6)	(2.4)	25.4	2.2
Equity in earnings of unconsolidated affiliates	(3.4)	(3.4)	(2.9)	(6.5)
Net gain from disposal of assets	(110.6)	(13.6)	(174.7)	(33.5)
Gain from TODCO stock sales	-	(165.0)	-	(165.0)
Loss on retirement of debt	-	-	-	6.7
Amortization of debt-related discounts/premiums, fair value adjustments and issue costs, net	(0.3)	(2.3)	(0.6)	(5.5)
Deferred income, net	10.8	2.1	20.0	12.1
Deferred expenses, net	(46.9)	10.3	(54.5)	9.1
Tax benefit from exercise of stock options to purchase and vesting of ordinary shares under stock-based compensation plans	(7.9)	5.7	(7.9)	4.9
Other, net	16.7	4.9	25.0	13.7
Changes in operating assets and liabilities
Accounts receivable	(32.7)	(79.6)	(103.9)	(119.6)
Accounts payable and other current liabilities	46.1	55.4	90.5	70.8
Income taxes receivable/payable, net	5.9	12.2	11.6	7.1
Other current assets	(49.9)	(24.2)	(51.0)	(20.1)

Net Cash Provided by Operating Activities	175.9	206.2	443.8	378.1

Cash Flows from Investing Activities
Capital expenditures	(98.0)	(78.4)	(275.6)	(109.6)
Proceeds from disposal of assets, net	121.3	25.0	203.0	58.0
Proceeds from TODCO stock sales, net	-	271.9	-	271.9
Joint ventures and other investments, net	-	1.4	-	4.5
Net Cash Provided by (Used in) Investing Activities	23.3	219.9	(72.6)	224.8

Cash Flows from Financing Activities
Repayments of debt	-	(7.9)	-	(287.8)
Net proceeds from issuance of ordinary shares under stock-based compensation plans	21.6	87.0	66.1	159.4
Proceeds from issuance of ordinary shares upon exercise of warrants	-	4.6	-	4.6
Repurchase of ordinary shares	(400.1)	-	(600.1)	-
Decrease in cash dedicated to debt service	-	12.0	-	12.0
Other, net	(0.4)	-	(0.4)	0.1
Net Cash Provided by (Used in) Financing Activities	(378.9)	95.7	(534.4)	(111.7)

Net Increase (Decrease) in Cash and Cash Equivalents	(179.7)	521.8	(163.2)	491.2
Cash and Cash Equivalents at Beginning of Period	461.9	420.7	445.4	451.3
Cash and Cash Equivalents at End of Period	$282.2	$942.5	$282.2	$942.5

Transocean Inc.
Fleet Operating Statistics

	Operating Revenues ($ Millions) (1)
	Three Months Ended
Transocean Drilling Segment:	June 30, 2006	March 31, 2006	June 30, 2005
Contract Drilling Revenues
High-Specification Floaters:
Fifth-Generation Deepwater Floaters	$227.8	$225.6	$213.8
Other Deepwater Floaters	$193.8	$171.7	$145.7
Other High-Specification Floaters	$62.5	$51.0	$56.0
Total High-Specification Floaters	$484.1	$448.3	$415.5
Other Floaters	$167.4	$166.0	$114.2
Jackups	$155.1	$143.6	$128.3
Other Rigs	$21.5	$21.0	$24.1
Subtotal	$828.1	$778.9	$682.1
Other Revenues
Client Reimbursable Revenues	$21.8	$24.7	$25.0
Integrated Services and Other	$3.4	$13.7	$20.3
Subtotal	$25.2	$38.4	$45.3
Total Company	$853.3	$817.3	$727.4

	Average Daily Revenue (1)
	Three Months Ended
Transocean Drilling Segment:	June 30, 2006	March 31, 2006	June 30, 2005
High-Specification Floaters:
Fifth-Generation Deepwater Floaters	$216,500	$209,000	$197,100
Other Deepwater Floaters	$190,200	$154,000	$132,700
Other High-Specification Floaters	$174,700	$158,800	$170,500
Total High-Specification Floaters	$199,300	$178,200	$165,500
Other Floaters	$118,200	$110,000	$82,400
Jackups	$73,000	$70,300	$58,200
Other Rigs	$47,500	$47,300	$47,000
Total Drilling Fleet	$129,000	$119,600	$103,100

	Utilization (1)
	Three Months Ended
Transocean Drilling Segment:	June 30, 2006	March 31, 2006	June 30, 2005
High-Specification Floaters:
Fifth-Generation Deepwater Floaters	89%	92%	92%
Other Deepwater Floaters	70%	83%	80%
Other High-Specification Floaters	98%	89%	90%
Total High-Specification Floaters	81%	87%	86%
Other Floaters	74%	73%	63%
Jackups	93%	91%	94%
Other Rigs	62%	58%	57%
Total Drilling Fleet	81%	82%	79%

(1)
Average daily revenue is defined as contract drilling revenue earned per revenue earning day in the period. A revenue earning day is defined as a day for which a rig earns dayrate after commencement of operations. Utilization is defined as the total actual number of revenue earning days in the period as a percentage of the total number of calendar days in the period for all drilling rigs in our fleet.

Transocean Inc. and Subsidiaries
Non-GAAP Financial Measures and Reconciliations

Operating Income Before General and Administrative Expense
to Field Operating Income by Segment
(in US$ millions)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2006	2006	2005	2006	2005

Transocean Drilling Segment
Operating revenue	$853.3	$817.3	$727.4	$1,670.6	$1,357.9
Operating and maintenance expense (1)	549.3	475.0	437.0	1,024.3	825.3
Depreciation	102.0	101.6	101.2	203.6	201.9
Gain from disposal of assets, net	(110.6)	(64.1)	(13.6)	(174.7)	(33.5)
Operating income before general and administrative expense	312.6	304.8	202.8	617.4	364.2
Add back (subtract): Depreciation	102.0	101.6	101.2	203.6	201.9
Gain from disposal of assets, net (1)	(110.6)	(64.1)	(13.6)	(174.7)	(33.5)
Field operating income	$304.0	$342.3	$290.4	$646.3	$532.6

(1)	Loss on retirement for Q2 05 and YTD Q2 05 of $0.3 million and $2.2 million, respectively, was reclassed out of operating and maintenance expense and into gain from disposal of assets, net.

Transocean Inc. and Subsidiaries
Effective Tax Rate Analysis
(in US$ millions)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2006	2006	2005	2006	2005
Income (Loss) before Income Taxes and Minority Interest	$275.4	$266.1	$325.2	$541.5	$434.7
Add back (subtract):
Loss on retirement of debt	-	-	-	-	6.7
Gain on sale of assets	(110.6)	(64.6)	(14.0)	(175.2)	(32.8)
Gain on TODCO stock sales	-	-	(165.0)	-	(165.0)
Adjusted Income before Income Taxes and Minority Interest	$164.8	$201.5	$146.2	$366.3	$243.6

Income Tax Expense	$25.9	$60.4	$23.6	$86.3	$41.1
Add back (subtract):					-
Gain on sale of assets	0.1	(21.7)	(4.8)	(21.6)	(4.8)
Changes in estimates (1)	3.4	(3.2)	7.8	0.2	5.6
Adjusted Income Tax Expense (2)	$29.4	$35.5	$26.6	$64.9	$41.9

Tax Rate	9.4%	22.7%	7.3%	15.9%	9.5%

Effective Tax Rate	17.8%	17.6%	18.2%	17.7%	17.2%

(1)
Our estimates change as we file tax returns, settle disputes with tax authorities or become aware of other events and include changes in deferred taxes, valuation allowances on deferred taxes and other tax liabilities.

(2)	The three months ended June 30, 2005 include 1.4 million of additional tax expense reflecting the catch-up effect of an increase in the annual effective tax rate.